Exhibit 99.1

ScripsAmerica Signs Letter of Intent to Acquire Marlex Pharmaceuticals Inc. a Global Pharmaceutical Packager

Acquisition Could Increase ScripsAmerica’s Revenues by as much as $6 Million Annually

New Castle, DE – September 12, 2012 - ScripsAmerica Inc. (OTCBB: SCRC), a leading supplier of prescription, OTC and nutraceutical drugs, today announced that the Company has signed a Letter of Intent (LOI) to acquire Marlex Pharmaceuticals, Inc., a global pharmaceutical packaging company.

Management of ScripsAmerica believes the acquisition will have a significant positive impact on both companies and could add 10-15% to ScripsAmerica’s gross profit margin. More specifically, the Company forecasts that this move would significantly increase its revenues, order processing capability, and profitability in addition to providing more opportunities to secure government contracts due to Marlex’s current relationships.

Marlex Pharmaceuticals’ New Castle, DE facility is in compliance with the FDA, DEA, and the state board of pharmacy and contains 12,000 square feet of temperature-controlled space dedicated to pharmaceutical packaging, contract packaging and private labeling. ScripsAmerica, which has already received an independent 3rd party valuation of Marlex Pharmaceuticals, and in anticipation of the receipt of the audited financial statements, expects to raise the necessary funds to complete the acquisition through a private placement of its equity and/or debt securities.

“The acquisition of Marlex Pharmaceuticals will position ScripsAmerica to increase its annual revenues by up to $6 million dollars and operating income by up to 10 to 15 percent. This scope of growth would significantly increase shareholder value and mark the Company’s first major step toward becoming a complete provider of OTC and nutraceutical drugs, which includes the distribution and packaging of current product lines as well as the acquisition of new brands,” commented ScripsAmerica’s CEO, Bob Schneiderman.

“ScripsAmerica will not only dramatically increase its processing capacity by this move, but will also add the guidance and expertise of Marlex’s seasoned professionals in pharmaceutical packaging to our management team . We are very confident that the Company will raise the capital necessary to finalize this acquisition and expect it to contribute to our bottom line by the first quarter of 2013. Following the acquisition of Marlex, we will continue to seek strategic acquisition partners in the prescription, generic drug and OTC markets, which can exponentially fuel our growth,” added Mr. Schneiderman.

About Marlex Pharmaceuticals, Inc.

Marlex Pharmaceuticals, Inc. is a leading global packager and distributor of generic Rx, branded Rx, OTC, nutraceuticals and oral delivery OTC pharmaceuticals. The Company has relationships with major pharmaceutical distributors such as Cardinal Health, McKesson HBOC, AmeriSource Bergen, medium market pharmaceutical distributors and export market distributors. Through its distributors, Marlex has created a cost-effective, mass-market distribution system, providing pharmaceuticals to mass merchants, super markets, chain drug stores, independent drug stores, hospitals, long term care facilities, HMO’s, mail order, home health care, clinics, PBM’s, the Department of Defense, the Department of Veterans Affairs and other State and Federal Governments.

About ScripsAmerica, Inc.

ScripsAmerica, Inc. delivers pharmaceutical products to a wide range of end users across the health care industry, including physicians' offices, retail pharmacies, long-term care sites, hospitals, and Government and home care agencies through the largest pharmaceutical distributor in North America, McKesson Corporation. Current therapeutic categories serviced by the Company include pain, arthritis, prenatal, urinary, and hormonal replacement drugs. Other customers of ScripsAmerica include Cardinal Health, Curtis Pharmaceuticals, MedVet and the United States Veterans Administration.

For more information please visit: www.ScripsAmerica.com.

Safe Harbor Statement

This release includes forward-looking statements, which are based on certain assumptions and reflects management's current expectations. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of these factors include: general global economic conditions; general industry and market conditions, sector changes and growth rates; uncertainty as to whether our strategies and business plans will yield the expected benefits; increasing competition; availability and cost of capital; the ability to identify and develop and achieve commercial success; the level of expenditures necessary to maintain and improve the quality of services; changes in the economy; changes in laws and regulations, including codes and standards, intellectual property rights, and tax matters; or other matters not anticipated; our ability to secure and maintain strategic relationships and distribution agreements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

888-959-7095

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